EXHIBIT 11.1

                                     EMCON
                        COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)

                                          Three months ended   Nine months ended
                                             September 30,       September 30,

                                            1995     1994         1995    1994
                                            ----     ----         ----    ----

Net income .............................  $   650   $  695      $1,758   $1,253
   Proforma interest income related
   to modified treasury stock method ...       59       49         194       99
                                          -------   ------      ------   ------

Adjusted net income ....................  $   709   $  744      $1,952   $1,352
                                          =======   ======      ======   ======

Weighted average number of common shares
outstanding during the period ..........    8,296    8,153       8,255    7,856

   Common equivalent share from
   outstanding stock options using the
   modified treasury stock method ......      657      573         660      462

   Incremental shares to reflect full
   dilution (1) ........................        0        0           0        0
                                           ------   ------      ------   ------

Total shares for purposes of calculating
diluted income per share (1) ...........    8,953    8,726       8,915    8,318
                                           ======   ======      ======   ======

Primary income per share ...............   $ 0.08   $ 0.09      $ 0.22   $ 0.16
                                           ======   ======      ======   ======

Fully diluted income per share .........   $ 0.08   $ 0.09      $ 0.22   $ 0.16
                                           ======    ======     ======   ======


-----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.





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